Smart Sand, Inc. Announces Fourth Quarter and Full Year 2021 Results and the Acquisition of the Hi-Crush Blair, Wisconsin Facility
•4Q and full year 2021 revenue of $35.1 million and $126.6 million, respectively.
•4Q and full year 2021 total tons sold of approximately 872,000 and 3,189,000, respectively.
•4Q and full year 2021 net cash (used) provided by operating activities of $(5.1) million and $32.4 million, respectively.
•4Q and full year 2021 free cash flow of $(9.3) million and $21.2 million, respectively.

THE WOODLANDS, Texas, March 8, 2022 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company, a low-cost producer of high quality Northern White raw frac sand and provider of proppant logistics solutions through both its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the fourth quarter and full year ended December 31, 2021 and the acquisition of the Hi-Crush Blair Wisconsin Mining Facility.
Charles Young, Smart Sand’s Chief Executive Officer, stated “In the fourth quarter and for the full year 2021, we were able to ramp up our sales volumes leading to our overall sales volumes getting back to pre-pandemic levels by the end of the year. The addition of the Utica, Illinois mining facility allowed us to expand our sales in the Western operating basins of the United States in Colorado and Wyoming, complementing our historically strong market positions in the Bakken and Appalachian basins.
Activity levels are showing continued strength and we are seeing higher sales prices and operating margins in 2022.”
Young continued, “We are excited about the start of operations at our new Waynesburg transload facility in southwest Pennsylvania. We believe this terminal positions the Company well to compete for growing northern white sand demand in the Appalachian basins. Additionally, our new product and service initiative, Industrial Products Solutions, continues to gain traction. We are seeing good opportunities in the industrial products sector, which will diversify our customer base and should provide improved margins for the business overall.
2022 will be an important year for our wellsite service product offering. Our proprietary SmartPathTM wellsite transloading system is ready to be fully and consistently deployed in the market. With this service now fully ready, we will be able to expand our capabilities to provide consistent, efficient and sustainable sand sales and logistics solutions to our customer base.”
Young concluded “Our mine to wellsite services combine high-quality, reliable northern white sand production, unit train-focused logistics, world-class transloads and SmartSystems at the wellsite to support our customers’ ESG goals of reducing trucking miles and carbon emissions, while ensuring the sand is available on-time and in the volumes required.
We are excited about 2022, we continue to have a strong balance sheet and good liquidity. We believe that we are well positioned to take advantage of the improving market fundamentals for frac sand while expanding our industrial products business. We are focused on executing and delivering improving profitability and returns to our shareholders.
Finally, we are excited to announce that we have acquired Hi-Crush’s northern white sand mine and processing facility in Blair, Wisconsin. This facility is directly on the Canadian National Railroad, allowing us to expand existing markets and compete in new ones in the U.S. and Canada.”
Recent Acquisition

On March 4, 2022, we entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Hi-Crush Inc., a Delaware corporation (“HCR”), and Hi-Crush Blair LLC, a Delaware limited liability company and wholly-owned subsidiary of HCR (“Blair”), pursuant to which we acquired all of the issued and outstanding limited liability company interests of Blair from HCR for aggregate cash consideration of approximately $6.5 million, subject to customary purchase price adjustments as set forth in the Purchase Agreement.
The primary assets of Blair consist of an idle frac sand mine and related processing facility located in Blair, Wisconsin. The Blair facility has approximately 2.8 million tons of total annual processing capacity and contains an onsite, unit train capable rail terminal with access to the Class 1 Canadian National Railway.

Full Year 2021 Highlights

Revenues were $126.6 million for the full year 2021, compared to $122.3 million for the full year of 2020, an overall increase of 4% as a result of higher total volumes sold. While the Company benefited from higher sales volumes in 2021, pricing remained constrained due to oversupplied frac sand for the majority of 2021. Revenue in 2020 included $23.3 million in shortfall revenue that helped offset low sales volumes and reduced pricing due to depressed continued oversupply relative to the decreased demand for oil and natural gas driven by the COVID-19 coronavirus pandemic, which led to reduced drilling and completions activity for new oil and gas wells in the United States.
Overall tons sold were 3,189,000 for the full year 2021, compared to full year 2020 volume of 1,886,000 tons, an increase of 69%. Due to the decreased demand from the COVID-19 coronavirus pandemic, sales volumes dropped dramatically beginning in the second quarter of 2020 before rebounding in the fourth quarter of 2020. Sales volumes improved throughout 2021 and resulted in sales volumes getting back to pre-pandemic levels by the end of the year.
Net loss was $(50.7) million, or $(1.21) per basic and diluted share for the full year 2021, compared with net income of $38.0 million, or $0.94 per basic and diluted share, for the full year 2020. The net loss in 2021 was primarily due to reduced gross profit on our sand sales and non-cash bad debt expense of $19.6 million related to our settlement with U.S. Well Services. Gross profit in 2021 was negatively impacted by higher cost of goods sold due to increased activity from higher sales volumes, higher utility costs from higher natural gas prices, an inventory write off in the fourth quarter and increased incentive compensation. Net income in 2020 was primarily due to shortfall revenue and the gain on bargain purchase related to our acquisition of Eagle Proppants Holdings.
Net cash provided by operating activities was $32.4 million for the year ended December 31, 2021, which included a net loss of $(50.7) million, offset by non-cash items of $41.4 million and $41.8 million in changes in operating assets and liabilities, including a $35.0 million cash receipt related to the settlement of the U.S. Well litigation.
Contribution margin was $10.5 million, or $3.30 per ton sold, for the full year 2021 compared to $39.1 million, or $20.75 per ton sold, for the full year 2020. The decrease in contribution margin was primarily due to $18.9 million less shortfall revenue in the current period and low average sale prices of our sand relative to the cost to produce and deliver it despite having higher overall volumes in the current period.
Adjusted EBITDA was $(30.5) million for the full year 2021 compared to Adjusted EBITDA of $20.5 million for the full year 2020.  The decline in Adjusted EBITDA for the year ended December 31, 2021, as compared to the prior year, was primarily due to $18.9 million less shortfall revenue in the current period, $19.6 million of non-cash bad debt expense related to our settlement with U.S. Well Services, and low average sale prices of our sand relative to the cost to produce and deliver it, despite having higher overall volumes in the current period.

Fourth Quarter 2021 Highlights
Revenues were $35.1 million in the fourth quarter of 2021, compared to third quarter 2021 revenues of $34.5 million. Fourth quarter 2021 revenues increased by 38% compared to fourth quarter 2020 revenues of $25.3 million. Sand sales revenue were up in the fourth quarter, compared to the third quarter, but this was mitigated by lower shortfall revenues leading to overall revenues being relatively flat sequentially. The increase in revenue compared to the fourth quarter of 2020 was primarily due to higher volumes sold and more sand sold in-basin in the fourth quarter of 2021 as compared to the fourth quarter of 2020.
Overall tons sold were 872,000 for the fourth quarter, a 10% increase over 790,000 tons for the third quarter of 2021. Fourth quarter 2021 tons increased by 42% compared to fourth quarter 2020 tons of 612,000. Sales volumes improved substantially in the fourth quarter 2021, compared to the fourth quarter 2020, due to improved oil prices from increased demand as the economy began to show some improvement from the depressed levels caused by the start of the pandemic earlier in 2020.
For the fourth quarter of 2021, the Company had a net loss of $(12.2) million, or $(0.29) per basic and diluted share, compared to net loss of $(7.3) million, or $(0.17) per basic and diluted share for the third quarter of 2021, and net loss of $(2.9) million, or $(0.07) per basic share and diluted share, for the fourth quarter 2020. The increase in net loss in the fourth quarter of 2021 sequentially was driven by lower gross profit due to the increased utility costs from price increases in natural gas, increased maintenance expense in the winter months, restoration of the certain variable compensation programs and a $2.2 million inventory impairment due to the estimated waste product in inventory at year-end. The net loss for the third quarter of 2021 was primarily attributable to continued low average selling prices relative to our cost to produce and deliver products to our customers. The net loss in the fourth quarter of 2020 was primarily attributable to an impairment charge of $5.1 million on our Permian basin long-lived assets and an incurred $1.3 million sales tax audit settlement charge.
Contribution margin was $1.9 million or $2.18 per ton sold, for the fourth quarter 2021 compared to $4.1 million, or $5.19 per ton sold, for the third quarter 2021 and $(2.0) million or $(3.25) per ton sold for the fourth quarter 2020. The decline in contribution margin sequentially was primarily due to increased utility costs from price increases in natural gas, increased maintenance expense in the winter months and restoration of the certain variable compensation programs. The increase in contribution margin for the fourth quarter of 2021 as compared to the fourth quarter of 2020 was primarily due to higher sales volumes in the fourth quarter of 2021.
Adjusted EBITDA was $(4.5) million for the fourth quarter of 2021, compared to $(1.0) million for the third quarter 2021 and $(7.7) million for the fourth quarter of 2020. Lower Adjusted EBITDA in the fourth quarter of 2021, compared to the third quarter or 2021, was primarily due to an increase in variable compensation expense and higher utility costs. Fourth quarter 2021 Adjusted EBITDA improved, compared to the fourth quarter 2020 results due to higher sales volumes, partially offset by lower shortfall revenues and increased cost of goods sold driven by higher utility and maintenance costs.

Capital and Liquidity

For the full year 2021, we generated $21.2 million in free cash flow, generating $32.4 million in cash flow from operations while spending $11.2 million on capital expenditures. For the fourth quarter of 2021, we had negative $(9.3) million in free cash flow, with net use of $5.1 million in cash flow from operations and spending of $4.2 million on capital expenditures. The increase in capital expenditures in the fourth quarter 2021 was primarily related to the construction of our new Waynesburg terminal in the Appalachian basin, which became operational in January 2022. The majority of the capital spent during the year was for investment in SmartPath transloaders for our

SmartSytems last mile logistics fleets. As of December 31, 2021, we had cash on hand of $25.6 million and $14.9 million in undrawn availability on our ABL Credit Facility.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on March 9, 2022 at 10:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2021 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 5530648. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 5530648.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of our Company’s Form 10-K for the year ended December 31, 2021, to be filed by us with the U.S. Securities and Exchange Commission on March 8, 2022.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac sand supply and services company, offering complete mine to wellsite proppant logistics, storage and management solutions to our customers. We produce low-cost, high quality Northern White frac sand and offer proppant logistics, storage and management solutions to our customers through our in-basin transloading terminal and our SmartSystems wellsite proppant storage capabilities. We provide our products and services primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate premium frac sand mines and related processing facilities in Wisconsin and Illinois, which have direct access to four Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Availability of Information on Smart Sand’s Website
We routinely announce material information using U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts and the Smart Sand investor relations website. While not all of the information that we post to the Smart Sand investor relations website is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in Smart Sand to review the information that we share at the “Investors” link located at the top of the page on www.smartsand.com.

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$34,111	$31,343	$20,093
Shortfall revenue	—	2,680	1,133
Logistics revenue	969	456	4,111
Total revenue	35,080	34,479	25,337
Cost of goods sold	39,432	36,526	32,999
Inventory impairment loss	2,170	—
Gross profit	(6,522)	(2,047)	(7,662)
Operating expenses:
Salaries, benefits and payroll taxes	4,108	2,490	2,878
Depreciation and amortization	490	352	557
Selling, general and administrative	3,873	3,867	5,134
Change in the estimated fair value of contingent consideration	—	—	(390)
Impairment loss	—	—	5,115
Total operating expenses	8,471	6,709	13,294
Operating loss	(14,993)	(8,756)	(20,956)
Other (expenses) income:
Gain on bargain purchase	—	—	(289)
Interest expense, net	(452)	(467)	(515)
Loss on extinguishment of debt	—	—	—
Other income	316	1,792	320
Total other (expenses) income, net	(136)	1,325	(484)
Loss before income tax benefit	(15,129)	(7,431)	(21,440)
Income tax benefit	(2,896)	(169)	(18,556)
Net loss	$(12,233)	$(7,262)	$(2,884)

Net loss per common share:
Basic	$(0.29)	$(0.17)	$(0.07)
Diluted	$(0.29)	$(0.17)	$(0.07)
Weighted-average number of common shares:
Basic	41,869	41,850	41,324
Diluted	41,869	41,850	41,324

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020
	(in thousands, except per share amount)
Revenues:
Sand sales revenue	$117,402	$70,902
Shortfall revenue	4,421	23,281
Logistics revenue	4,825	28,157
Total revenue	126,648	122,340
Cost of goods sold	140,384	104,221
Inventory impairment loss	2,170	—
Gross profit	(15,906)	18,119
Operating expenses:
Salaries, benefits and payroll taxes	11,258	9,993
Depreciation and amortization	1,980	1,911
Selling, general and administrative	14,749	15,527
Bad debt expense	19,592	—
Change in the estimated fair value of contingent consideration	—	(1,410)
Impairment loss	—	5,115
Total operating expenses	47,579	31,136
Operating loss	(63,485)	(13,017)
Other income (expenses):
Gain on bargain purchase	—	39,600
Interest expense, net	(1,979)	(2,091)
Other income	5,773	482
Total other income (expenses), net	3,794	37,991
Income before income tax (benefit) expense	(59,691)	24,974
Income tax benefit	(9,017)	(12,980)
Net (loss) income	$(50,674)	$37,954
Net (loss) income per common share:
Basic	$(1.21)	$0.94
Diluted	$(1.21)	$0.94
Weighted-average number of common shares:
Basic	41,775	40,260
Diluted	41,775	40,260

SMART SAND, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$25,588	$11,725
Accounts receivable	17,481	69,720
Unbilled receivables	1,884	127
Inventory	15,024	19,136
Prepaid expenses and other current assets	13,886	11,378
Total current assets	73,863	112,086
Property, plant and equipment, net	262,465	274,676
Operating lease right-of-use assets	29,828	32,099
Intangible assets, net	7,461	8,253
Other assets	402	563
Total assets	$374,019	$427,677
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,479	$3,268
Accrued expenses and other liabilities	14,073	13,142
Deferred revenue, current	9,842	6,875
Long-term debt, net, current	7,127	6,901
Operating lease liabilities, current	9,029	7,077
Total current liabilities	48,550	37,263
Deferred revenue, net	6,428	3,482
Long-term debt, net	15,353	22,445
Operating lease liabilities, long-term	23,690	27,020
Deferred tax liabilities, long-term, net	22,434	32,981
Asset retirement obligation	16,155	14,996
Contingent consideration	—	180
Other non-current liabilities	249	503
Total liabilities	132,859	138,870
Commitments and contingencies
Stockholders’ equity
Common stock	42	42
Treasury stock, at cost	(4,535)	(4,134)
Additional paid-in capital	174,486	171,209
Retained earnings	70,593	121,267
Accumulated other comprehensive income	574	423
Total stockholders’ equity	241,160	288,807
Total liabilities and stockholders’ equity	$374,019	$427,677

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Three Months Ended
	2021	2020	December 31, 2021
	(audited)	(audited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	$(50,674)	$37,954	$(12,233)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	25,308	22,130	6,371
Impairment loss	2,170	5,115	2,170
Amortization of intangible assets	795	793	199
Loss on disposal of assets	555	237	332
Provision for bad debt	19,592	—	—
Amortization of deferred financing cost	105	105	26
Accretion of debt discount	183	185	43
Deferred income taxes	(10,547)	(2,573)	(3,004)
Stock-based compensation	3,161	3,831	1,030
Employee stock purchase plan compensation	34	34	10
Change in contingent consideration fair value	—	(1,410)	—
Gain on bargain purchase, net of cash acquired	—	(39,291)	—
Changes in assets and liabilities:			0
Accounts receivable	32,899	(10,719)	(1,892)
Unbilled receivables	(2,011)	4,638	(898)
Inventories	1,942	4,738	(1,813)
Prepaid expenses and other assets	751	(5,327)	2,637
Deferred revenue	5,913	1,032	(179)
Accounts payable	4,508	(370)	2,944
Accrued and other expenses	(2,246)	4,981	(848)
Income taxes payable	—	(542)	—
Net cash provided (used) by operating activities	32,438	25,541	(5,105)
Investing activities:
Purchases of property, plant and equipment	(11,220)	(8,620)	(4,244)
Proceeds from disposal of assets	78	61	—
Net cash used in investing activities	(11,142)	(8,559)	(4,244)
Financing activities:
Proceeds from the issuance of notes payable	—	952	—
Repayments of notes payable	(6,770)	(4,802)	(1,602)
Payments under equipment financing obligations	(123)	(123)	(31)
Payment of deferred financing and debt issuance costs	—	(20)	—
Proceeds from revolving credit facility	—	6,000	—
Repayment of revolving credit facility	—	(8,500)	—
Payment of contingent consideration	(180)	(310)	—
Proceeds from equity issuance	42	62	—
Purchase of treasury stock	(402)	(1,155)	(108)
Net cash used in financing activities	(7,433)	(7,896)	(1,741)
Net increase in cash and cash equivalents	13,863	9,086	(11,090)
Cash and cash equivalents at beginning of period	11,725	2,639	36,678
Cash and cash equivalents at end of period	$25,588	$11,725	$25,588

Non-GAAP Financial Measures
Contribution Margin
We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(in thousands)
Revenue	$35,080	$34,479	$25,337
Cost of goods sold	39,432	36,526	32,999
Gross profit	(4,352)	(2,047)	(7,662)
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,249	6,145	5,671
Contribution margin	$1,897	$4,098	$(1,991)
Contribution margin per ton	$2.18	$5.19	$(3.25)
Total tons sold	872	790	612

	Year Ended December 31,
	2021	2020
	(in thousands)
Revenue	$126,648	$122,340
Cost of goods sold	140,384	104,221
Gross profit	(13,736)	18,119
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	24,258	21,022
Contribution margin	$10,522	$39,141
Contribution margin per ton	$3.30	$20.75
Total tons sold	3,189	1,886

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and
•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(in thousands)
Net loss	$(12,233)	$(7,262)	$(2,884)
Depreciation, depletion and amortization	6,554	6,165	6,070
Income tax (benefit) expense	(2,896)	(169)	(18,556)
Interest expense	460	484	524
Franchise taxes	53	42	63
EBITDA	$(8,062)	$(740)	$(14,783)
Gain on sale of fixed assets	332	281	(11)
Equity compensation (1)	883	784	831
Employee retention credit (2)	—	(1,674)
Acquisition and development costs (3)	11	—	(514)
Non-cash impairment loss	2,170	—	5,115
Cash charges related to restructuring and retention	—	8	—
Accretion of asset retirement obligations	182	332	157
Adjusted EBITDA	$(4,484)	$(1,009)	$(7,666)
(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2)    Employee retention credit is part of the Consolidated Appropriations Act of 2021 and is recorded in other income on the statements of operations for the three months ended September 30 , 2021.
(3)    The three months ended December 31, 2020 includes fair value adjustment of contingent consideration of $390, and acquisition costs of $74.

	Year Ended December 31,
	2021	2020
	(in thousands)
Net (loss) income	$(50,674)	$37,954
Depreciation, depletion and amortization	25,495	22,536
Income tax benefit	(9,017)	(12,980)
Interest expense	2,014	2,129
Franchise taxes	290	275
EBITDA	$(31,892)	$49,914
Loss on sale of fixed assets	555	237
Equity compensation (1)	2,933	3,431
Employee retention credit (2)	(5,026)	—
Acquisition and development costs (3)	28	(369)
Gain on bargain purchase (4)	—	(39,600)
Non-cash impairment loss	2,170	5,115
Cash charges related to restructuring and retention of employees	9	82
Accretion of asset retirement obligations	740	396
Sales tax audit settlement	—	1,250
Adjusted EBITDA	$(30,483)	$20,456

(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2)    Employee retention credit is part of the Consolidated Appropriations Act of 2021 and is recorded in other income on the statement of operations for the year ended December 31, 2021.
(3)    Represents costs incurred related to the business combinations and current development project activities. The year ended December 31, 2020 includes $891 of costs related to the acquisition of Eagle Proppants Holdings and $1,410 decrease in the estimated fair value of our contingent consideration related to the acquisition of Quickthree.
(4)    The year ended December 31, 2021 represents a write-down of our inventory based on expected yield. December 31, 2020 represents a $5,115 full impairment of long-lived assets in the Permian basin.

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Year Ended December 31,		Three Months Ended
	2021	2020	December 31, 2020
	(in thousands)
Net cash provided by (used in) operating activities	$32,438	$25,541	$(5,105)
Purchases of property, plant and equipment	(11,220)	(8,620)	(4,244)
Free cash flow	$21,218	$16,921	$(9,349)

Investor Contacts:
Josh Jayne    Lee Beckelman
Director of Finance, Assistant Treasurer    CFO
(281) 231-2660    (281) 231-2660
jjayne@smartsand.com    lbeckelman@smartsand.com